Exhibit 10.1

ModusLink

The Power of Global Precision

Corporate Offices

1100 Winter Street

Suite 4600

Waltham, MA 02451

United States

Tel: 781.663.5000

Fax: 781.663.5100

March 22, 2005

Mr. W. Kendale Southerland

PMB340, 3595 Canton Road, A-9

Marietta, GA 30066

Dear Ken:

As we’ve discussed, you are leaving your position as President of Asia-Pacific Operations of ModusLink Corporation (“ModusLink” or the “Company”) and returning to the United States. It is a distinct pleasure to offer you the position of President, Sales and Marketing of ModusLink, effective on March 28, 2005. In this capacity you will report to Joseph C. Lawler, President and Chief Executive Officer of ModusLink.

Your starting salary will be $12,500.00 bi-weekly, which is equivalent to an annualized base salary of $325,000. You will also be eligible to receive a bonus for fiscal year 2005 based on a target annualized bonus equal to 60% of your actual base salary earnings for fiscal year 2005. The actual bonus payment you receive, if any, will be based on successful satisfaction of fiscal year 2005 business objectives pursuant to the terms and conditions of the FY 2005 Executive Bonus Plan for ModusLink which has previously been provided to you, and your achievement of personal goals and objectives that will be established with Joe Lawler. As you know, Bonus Plan payouts may range from 0% to 200% of target, based on the Company’s performance. Salary and bonus payments are subject to normal deductions and withholdings.

In the event that during your employment with the Company, your employment is terminated by the Company, other than for cause, you shall be entitled to continue to receive your base salary, in accordance with the Corporation’s regular pay periods, for the 12-month period following your date of termination. Any payment of these severance benefits will be conditioned upon your execution of the Company’s standard form of general release.

For purposes of this offer letter, “cause” shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by you in connection with your employment duties, (ii) failure by you to perform your duties or responsibilities required pursuant to your employment, after written notice and an opportunity to cure, (iii) misappropriation by you of the assets or business opportunities of the Company or its affiliates, (iv) embezzlement or other financial fraud committed by you, (v) a breach by you of any representations or warranties included in this offer letter, (vi) you knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (v), or (vii) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

Mr. W. Kendale Southerland

Page Two

March 22, 2005

As an employee of the Company, you shall remain entitled to vacation in accordance with the Company’s vacation policies and will remain eligible for any and all benefit programs that the Company establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

Please confirm your acceptance of this position and your start date by signing one copy of this letter and returning it to me.

This letter does not constitute a guarantee of employment or a contract. Your employment with the Company will be “at-will”. This means that your employment with the Company may be terminated by either you or the Company at any time and for any reason or for no reason, with or without notice. This offer letter constitutes the entire agreement between you and the Company regarding your employment status and terms of employment and supersedes all prior offers and agreements, both oral and written, including without limitation, your Letter of Understanding: Extension dated June 17, 2004, which shall no longer have any force or effect.

Sincerely,

/s/ James J. Herb
James J. Herb
Senior Vice President, Human Resources

Agreed and accepted:

/s/ W. Kendale Southerland	April 7, 2005
W. Kendale Southerland	Date

Start Date: March 28, 2005